PCOM AG (,,die Gesellschaft")
GESCHÄFTSORDNUNG FÜR DEN AUFSICHTSRAT		RULES OF PROCEDURE FOR THE SUPERVISORY BOARD
• [festgestellt durch Aufsichtsratsbeschluß vom [ ]]		• [adopted by Supervisory Board resolution of [ ]]
§ 1 Allgemeines		§ 1 General
1.	Der Aufsichtsrat hat bei der Wahrnehmung seiner Aufgaben vertrauensvoll mit den übrigen Organen der Gesellschaft zum Wohle des Unternehmens zusammenzuarbeiten. Seine Mitglieder haben gleiche Rechte und Pflichten. An Aufträge und Weisungen sind sie nicht gebunden.	1.
		The Supervisory Board shall in performance of its responsibilities co-operate with the other bodies of the Company. Its members shall have the same rights and obligations. They shall not be bound by assignments and instructions.
2.	Die Mitglieder des Aufsichtsrats haben—auch nach dem Ausscheiden aus dem Amt—über vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs—und Geschäftsgeheimnisse, die ihnen durch ihre Tätigkeit im Aufsichtsrat bekanntwerden, Stillschweigen zu bewahren. Will ein Mitglied des Aufsichtsrats Informationen an Dritte weitergeben, von denen nicht mit Sicherheit auszuschließen ist, daß sie vertraulich sind oder Geheimnisse der Gesellschaft betreffen, so ist er verpflichtet, den Vorsitzenden des Aufsichtsrats vorher zu unterrichten und ihm Gelegenheit zur Stellungnahme zu geben.	2.
		The members of the Supervisory Board shall—also after their departure from office—not reveal confidential information and secrets of the Company, in particular business and operating secrets, of which they learned through their activities on the Supervisory Board. In the event a member of the Supervisory Board wishes to pass on information, of which it cannot be ruled out with certainty that it is confidential or relates to business secrets of the Company, he shall be obligated to inform the Chairman of the Supervisory Board and to give him an opportunity to comment.
§ 2 Sitzungen		§ 2 Meetings
1.	Der Aufsichtsrat hält seine Sitzungen unter Berücksichtigung der Vorschriften dieser Geschäftsordnung, soweit seine Mitglieder sich nicht abweichend einigen, in Deutschland und zwar mindestens zweimal im Kalenderhalbjahr ab. Sitzungen werden auch einberufen, wenn dies von einem seiner Mitglieder oder dem Vorstand unter Angabe von Gründen erbeten wird.	1.
		The Supervisory Board shall, unless otherwise agreed by all its members, meet in Germany as required and at least twice per calendar half year in accordance with and subject to the provisions set out in these Rules. Meetings shall also be called if so requested by any of its members or by the Management Board who shall state the reasons therefore.

2.
	Aufsichtsratssitzungen werden vom Vorsitzenden oder im Falle seiner Verhinderung von seinem Stellvertreter schriftlich einberufen. Sofern die Mitglieder nicht darauf verzichten, muß jedes Mitglied mit einer Frist von zwei Wochen (der Tag der Absendung der Einladung und des Empfangs zählen nicht mit) unter Beifügung der Tagesordnung mit allen vorzulegenden Unterlagen zu Sitzungen geladen werden. In dringenden Fällen, wie etwa dem zustimmungspflichtigen Erwerb von Beteiligungen an Gesellschaften oder der Ausnutzung von genehmigtem Kapital, wenn die Einhaltung der Einberufungsfrist zu einem erheblichen Nachteil für die Gesellschaft führen würde, kann der Einberufende die Einberufungsfrist abkürzen und mündlich, fernmündlich, telegraphisch oder per Telefax einberufen. Die Beschlussfassung über einen Gegenstand der Tagesordnung, der in der Einladung nicht enthalten war, ist nur zulässig, wenn kein Mitglied des Aufsichtsrats der Beschlussfassung widerspricht. Tagesordnung, Protokolle und Beschlüsse des Aufsichtsrates werden in deutscher und in englischer Sprache verfasst. Ebenso sind von Aufsichtsratsmitgliedern zu unterzeichnende Dokumente grundsätzlich in deutscher und englischer Sprache vorzulegen. Soweit eine Übersetzung wegen des Umfangs des Dokuments unverhältnismäßigen Aufwand bedeuten würde, wird für englische Dokumente ein ,, Management—Summary" in deutscher Sprache beigefügt. Gleiches gilt für sonstige Dokumente auf ausdrücklichen Wunsch aus dem Aufsichtsrat im Einzelfall. Unverzüglich nach jeder Sitzung wird jedem Mitglied eine Protokollabschrift der Sitzung zugestellt, die bei der nächsten Sitzung des Aufsichtsrats zur Genehmigung vorgelegt wird.	2.
			Supervisory Board meetings are called by the chairman or, if the chairman is unavailable, by its deputy in writing. Unless waived by all Members, each member shall receive not less than 2 weeks notice (the days of dispatch and receipt of such notice shall not count) of all meetings of the Supervisory Board which notice shall be accompanied by an agenda of the business to be transacted together with all documents to be presented. In urgent cases such as the acquisition of shares in other companies which is subject to the approval of the Supervisory Board, or the making use of authorized capital, provided that the compliance with the notice period would result in a material disadvantage for the company the person calling the meeting may shorten the notice period and call the meeting verbally, by telephone, by telegram or by facsimile. Resolutions concerning a matter of the agenda that has not been included in the invitation are only permitted if no member of the Supervisory Board objects to such resolution. The agenda, minutes and resolutions of the Supervisory Board shall be written both in a German and an English language version. In general, all documents submitted to the Supervisory Board for signature shall also be both in a German and an English language version. In case a translation would constitute an undue hardship for the company, English documents shall be accompanied by a "management summary" in German. The same shall apply to other documents on a case by case basis if so requested explicitly by a member of the Supervisor Board. Forthwith after every meeting, a copy of the minutes of that meeting shall be delivered to each Member which shall be tabled for approval at the next meeting of the Supervisory Board.
3.	Bei Verhinderung des Vorsitzenden wird er vom stellvertretenden Vorsitzenden vertreten.	3.	If the Chairman cannot attend, he will be represented by the deputy Chairman.
4.	Wenn der Aufsichtsrat dies beschließt oder fordert, ist es Wirtschaftsprüfern, Beratern und Angestellten erlaubt, an Sitzungen des Aufsichtsrats teilzunehmen und das Wort zu ergreifen, jedoch nicht an Abstimmungen teilzunehmen.	4.	If the Supervisory Board so resolves, auditors, advisers and employees shall be permitted to attend and speak at meetings of the Supervisory Board, but they may not take part in any voting procedure.

§ 3 Beschlußfassung		§ 3 Resolutions
1.	Der Aufsichtsrat ist beschlußfähig, wenn mindestens fünf Mitglieder an der Beschlußfassung teilnehmen. Abwesende Aufsichtsratsmitglieder, die durch ein in der Sitzung persönlich anwesendes Aufsichtsratsmitglied schriftliche Stimmabgaben überreichen lassen, gelten als anwesend.	1.
			The quorum of Supervisory Board shall be at least five members taking part in the resolution. Members who do not attend but submit their vote in writing through an attending member will be regarded as attending for the purposes of forming a quorum.

	Sollte die Beschlußfähigkeit der Mitglieder zu Beginn und während einer ordnungsgemäß einberufenen Sitzung des Aufsichtsrates nicht gegeben sein, wird der Vorsitzende den Zeitpunkt der Sitzung auf die gleiche Zeit und den gleichen Ort am gleichen Tag in der nächsten Woche vertagen (,,Vertagungsdatum"), vorausgesetzt, dieser Tag ist ein Arbeitstag. Sollte dies nicht der Fall sein, wird die Sitzung auf den nächsten Tag festgelegt, der dem Vertagungsdatum als Arbeitstag folgt. In diesem Fall ist der Aufsichtsrat unabhängig von der Anzahl der erschienenen Mitglieder beschlußfähig, vorausgesetzt, daß alle Mitglieder mit einer Frist von drei Tagen für die Sitzung geladen wurden, und daß diese Einladung darauf hinweist, daß die am Sitzungstag stattfindende Aufsichtsratssitzung unabhängig von der Anzahl der anwesenden Mitglieder beschlußfähig ist.
			In the event that a quorum of the Members is not so present at the start of and throughout a duly convened Supervisory Board meeting, that meeting shall be adjourned by the Chairman from the date of such meeting to the same time and place on the same day in the next week ("the Adjournment Date") provided that such day is a Business Day, failing which the meeting shall be adjourned to the next day following the Adjournment Date which is a Business Day. A quorum at such adjourned meeting shall consist of such Members as are present provided that 3 days' notice of the meeting has been given to all the Members and that such notice shall have included a statement to the effect that those Members present at such adjourned meeting would constitute a quorum.
2.	Alle Beschlüsse des Aufsichtsrats müssen durch Abstimmung mit einfacher Mehrheit aller Mitglieder, die entweder persönlich anwesend sind oder über Telefon teilnehmen oder schriftlich abstimmen, gefaßt werden sofern nicht das Gesetz oder die Satzung etwas anderes bestimmen. Zur Vermeidung von Zweifeln wird festgelegt, daß die Nichtteilnahme an einer Sitzung nicht gleichbedeutend ist mit einer Stimmabgabe gegen den Beschluß. Bei Stimmengleichheit gibt die Stimme des Vorsitzenden oder, falls der Vorsitzende an der Beschlussfassung nicht teilnimmt, die Stimme des Stellvertreters den Ausschlag.	2.
			All resolutions of the Supervisory Board shall be passed by a simple majority vote of all Members attending in person or participating by telephone or submitting a written vote or, unless a higher majority is required by law or by the Articles of Association. For the avoidance of doubt, non-attendance at a meeting does not constitute a vote against a resolution. In case of a hung vote the vote of the chairman, or, if the chairman does not participate in the resolution, the vote of the deputy chairman shall be the casting vote.

3.	Mitglieder können an Sitzungen des Aufsichtsrates oder eines Ausschusses auch im Wege einer Telefonkonferenz oder durch andere Kommunikationsmethoden teilnehmen, vorausgesetzt, dass sämtliche Mitglieder mit diesem Verfahren einverstanden sind und sich während der Sitzung hören und verstehen können; sie gelten bei jeder Sitzung, an der sie in dieser Weise teilnehmen, als persönlich anwesend.	3.
			Members may also participate in Supervisory Board meetings or committee meetings by means of a conference telephone or any other communication provided that all members agree to such procedure and can hear and understand each other throughout the meeting; they shall be deemed to attend in person at any meeting in which they participate in this manner.
4.
	Eine Beschlußfassung durch schriftliche, telegraphische, fernmündliche, fernschriftliche oder Telefax- Stimmabgabe ist zulässig, wenn ihr kein Mitglied unverzüglich widerspricht. In diesem Fall ist der Text der Beschlussvorlage jedem Mitglied des Aufsichtsrates zu übersenden. Für die Abgabe der schriftlichen, telegraphischen, fernmündlichen, fernschriftlichen oder per Telefax übermittelten Stimme muss eine Frist von mindestens zwei Wochen nach dem Datum des Versands der Beschlussvorlage gesetzt werden. Die Beschlussfassung wird erst mit Ablauf dieser Frist wirksam, sofern nicht sämtliche Mitglieder des Aufsichtsrates hierauf verzichtet haben; § 2 Abs. 2 Satz 3 gilt entsprechend. Durch telegraphische, fernmündliche, fernschriftliche oder Telefax-Stimmabgabe gefaßte Beschlüsse sind vom Vorsitzenden des Aufsichtsrats schriftlich niederzulegen.	4.
			A resolution may be deemed validly passed when votes submitted in writing, by telephone, by telex or by telefax, if no member objects to such procedure without undue delay. In this case, the text of the resolution shall be sent to each member of the Supervisory Board. The period during which the votes may be submitted in writing, by telephone, by telex or by telefax shall be no less than fifteen days after the date of such dispatch of the text of the resolution and no resolution shall take effect until the expiry of such period unless all members of the Supervisory Board have waived this requirement; § 2(2)3 shall apply mutatis mutandis. Resolutions adopted in this manner shall be set down in writing by the Chairman of the Supervisory Board.
5.	Der Vorsitzende ist berechtigt, den Aufsichtsrat bei der Erklärung des von ihm gebildeten Willens zu vertreten und seine Beschlüsse in allen Rechtsangelegenheiten innerhalb der Gesellschaft oder für diese gegenüber Dritten durchzusetzen.	5.
			The Chairman is authorised to represent the Supervisory Board in the communication of its resolutions and to enforce such resolutions in all legal matters within the Company and vis-à-vis third parties.
§ 4 Niederschriften über Sitzungen und Beschlüsse		§ 4 Protocols on Meetings and Resolutions
1.	Über die Sitzungen des Aufsichtsrats ist eine Niederschrift anzufertigen, die der Vorsitzende zu unterzeichnen hat. In der Niederschrift sind der Ort und der Tag der Sitzung, die Teilnehmer, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlungen und die Beschlüsse des Aufsichtsrats anzugeben. Die Niederschrift ist jedem Aufsichtsratsmitglied unverzüglich in Abschrift zu übersenden.	1.
			Minutes shall be taken of all Meetings of the Supervisory Board, which minutes shall be signed by the Chairman. The minutes shall set forth place and date of the meeting, the participants, the matters on the agenda, the substance of the deliberations and the resolutions taken by the Supervisory Board. The minutes shall be sent to each member of the Supervisory Board without delay.

2.	Die vom Aufsichtsrat gefaßten Beschlüsse können in der Sitzung im Wortlaut protokolliert, vom Vorsitzenden unterzeichnet und in die Sitzungsniederschrift übernommen werden. Soweit Beschlüsse in der Sitzung protokolliert worden sind, ist ein Widerspruch gegen die Niederschrift nur in der Sitzung möglich.	2.
			The resolutions adopted by the Supervisory Board in a meeting may be recorded verbatim, signed by the Chairman and become part of the minutes. To the extent that resolutions are so recorded, any objections may be raised only during the meeting.
§ 5 Ausschüsse		§ 5 Committees
1.
	Der Aufsichtsrat kann mit einer Mehrheit von 75% seiner Stimmen aus seiner Mitte Ausschüsse bilden. Die Ausschüsse erfüllen im Namen des Gesamtaufsichtsrats die ihnen durch diese Geschäftsordnung und besondere Beschlüsse des Aufsichtsrats übertragenen Funktionen. Jeder Ausschuß hat die Vorgaben zu berücksichtigen, die vom Aufsichtsrat bestimmt werden. Die Ausschüsse werden nur tätig, wenn alle Mitglieder anwesend sind. Der Aufsichtsrat bestellt ein Ausschußmitglied zum Ausschußvorsitzenden. Der Ausschußvorsitzende kann Aufsichtsratsmitglieder, die dem Ausschuß nicht angehören, beratend hinzuziehen.	1.
			The Supervisory Board may, with a majority of 75% of the votes establish committees comprised of members of the Supervisory Board. The committees shall carry out, in the name of the entire Supervisory Board, the functions assigned to them by these Rules of Procedure and special Supervisory Board resolutions. Any committee shall conform to any instructions that may be passed on them by the Supervisory Board. The committees may only proceed when all members are present. The Supervisory Board shall appoint one committee member as committee Chairman. The committee Chairman may invite Supervisory Board members who are not members of the committee to attend committee meetings in an advisory function.
2.
	Der Aufsichtsrat bestellt hiermit einen Investitionsausschuß, einen Vergütungsausschuß und einen Prüfungsausschuß, die aus Mitgliedern des Aufsichtsrates bestehen und von mindestens einem Mitglied des Aufsichtsrates vorgeschlagen und mit einfacher Stimmenmehrheit der anwesenden Aufsichtsratsmitglieder gewählt werden. Dabei hat jedoch die Mehrheit der Mitglieder des Prüfungsausschusses aus solchen unabhängigen Mitgliedern des Aufsichtsrates zu bestehen, die nicht direkt bei der Gesellschaft, einem mit mindestens 15% am Grundkapital beteiligten Gesellschafter, oder ihren Tochtergesellschaften beschäftigt sind und die nach der Überzeugung des Aufsichtsrates in keinem Verhältnis zu der Gesellschaft oder einem mit mindestens 15% am Grundkapital beteiligten Gesellschafter stehen, das ihre unabhängige Meinungsbildung bei der Erfüllung der Pflichten eines Mitgliedes des Aufsichtsrates beeinträchtigen könnte. Die Funktionen der Ausschüsse sind die folgenden:	2.
			The Supervisory Board hereby establishes an Investment Committee, a Compensation Committee and an Audit Committee, which shall consist of Members of the Supervisory Board, proposed by at least one Member of the Supervisory Board and elected by a simple majority of votes of Supervisory Board members attending the meeting, provided however that a majority of the members of the Audit Committee shall consist of independent Members of the Supervisory Board who are employed by neither of the Company, shareholders holding at least 15% of the capital, or its subsidiaries and who do not have a relationship with the Company, or any shareholder holding at least 15% of the capital of the company, which, could interfere with the exercise of their independent judgement in carrying out the responsibilities of a Supervisory Board member. The functions of the committees shall be as follows:

(i)
	Die Aufgabe des Investitionsausschusses besteht darin, Angelegenheiten, die ihm vom Management der Gesellschaft in Übereinstimmung mit der Geschäftsordnung des Vorstandes vorgelegt werden, wie der Investitions- und Finanzplan der Gesellschaft oder einer Tochtergesellschaft, die Veräußerung von Wirtschaftsgütern oder Aktien durch die Gesellschaft oder eine Tochtergesellschaft, jede Kapitalerhöhung und Verschmelzung und jede Transaktion zwischen der Gesellschaft oder einer Tochtergesellschaft und Dritten (mit Ausnahme von Transaktionen zwischen der Gesellschaft und deren 100%-igen Tochtergesellschaften), die vom Management der Gesellschaft vorgeschlagen werden, zu prüfen und zu bewerten und gegenüber dem Aufsichtsrat Empfehlungen auszusprechen;	(i)
The Investment Committee shall consider and evaluate matters submitted by the management of the Company in accordance with the Standing Orders for the Management Board, such as investment and financing plans of the Company or any of its subsidiaries, the disposition of assets or shares by the Company or any of its subsidiaries, share capital increases, mergers and transactions between the Company or any of its subsidiaries and third parties (other than transactions among the Company and its wholly owned subsidiaries) proposed by the management of the Company, and to make recommendations to the Supervisory Board;
(ii)
	Die Aufgabe des Vergütungs-ausschusses besteht darin, das an die Mitglieder des Vorstands zu leistende Entgelt und vorgeschlagene Optionspläne für Vorstandsmitglieder zu prüfen und zu bewerten und dem Aufsichtsrat Vorschläge zu unterbreiten. Ferner ist es Aufgabe des Vergütungsausschusses, den Aufsichtsrat bei der Suche nach neuen Vorstandsmitgliedern selbständig oder mit der Hilfe von Beratern zu unterstützenund dem Aufsichtsrat Personen zur Bestellung als neue Vorstandsmitglieder vorzuschlagen.;	(ii)
The Compensation Committee shall consider and evaluate the compensation payable to Members of the Management Board including any proposed stock option plans for members of the Management Board and make recommendations to the Supervisory Board; the Compensation Committee shall further assist the Supervisory Board in the search for new members of the Management Board either on its own or with the assistance of consultants and shall make recommendations to the Supervisory Board with regard to the appointment of new members of the Management Board.

(iii)
Die Aufgabe des Prüfungsausschusses besteht darin, die Bilanzen und Bilanzierungsgrundsätze der Gesellschaft zu prüfen und zu bewerten und dem Aufsichtsrat Vorschläge zu unterbreiten, von ihnen für erforderlich gehaltene Überprüfungen der Finanzsituation der Gesellschaft, ihrer betrieblichen Vorgänge, ihres Controllings und ihres Berichtswesens durchzuführen, alle Maßnahmen zu ergreifen, die üblicherweise in der Zuständigkeit des Prüfungsausschusses einer börsennotierten Gesellschaft liegen, und über ihre Überprüfungen und Maßnahmen dem Aufsichtsrat zu berichten.	(iii)
The Audit Committee shall consider and evaluate the financial statements and accounting policies of the Company and to make recommendations to the Supervisory Board, to undertake such investigations of the Company's financial condition, operations, financial controls and reporting procedures as they deem necessary and to take all other actions customarily the responsibility of an audit committee of a public company and to report on its investigations and actions to the Supervisory Board.
3.
Zur Vermeidung von Zweifeln wird darauf hingewiesen, daß die Rolle der nach diesem Abschnitt errichteten Ausschüsse allein darin liegt, bestimmte Themen zu bewerten und zu untersuchen und den Aufsichtsrat entsprechend zu beraten. Kein Ausschuß (mit Ausnahme des Aufsichtsrates selbst) hat das Recht, Beschlüsse zu fassen oder Handlungen im Namen der Gesellschaft vorzunehmen. Die Ausschüsse können vom Aufsichtsrat die Beauftragung von Beratern verlangen, die sie bei der Bewertung und der Abgabe von Vorschlägen unterstützen. Die Sitzungen der Ausschüsse sollen nach Möglichkeit jeweils am gleichen Tag wie die Plenumssitzung, dieser vorausgehend, stattfinden. Die Einladung zu den Ausschußsitzungen erfolgt jeweils durch den Ausschußvorsitzenden. Der Justitiar der Gesellschaft wird die Termine jeweils koordinieren	3.
For the avoidance of doubt, the role of the committees established under this Section shall be purely to evaluate and consider issues and to advise the Supervisory Board accordingly and no committee (other than the Supervisory Board itself) shall be entitled to adopt any resolutions or take any action on behalf of the Company, provided that the Committees constituted hereunder may request the Supervisory Board as a whole to retain advisers on behalf of the Company in order to assist it in conducting evaluations and/or making recommendations. If possible, the Committee meetings shall be held on the same day as the Plenary Meeting, prior to the latter. The Chairman of each Committee will invite the members to the meeting. Of the Company, the Senior Legal Counsel shall coordinate the meetings.
§ 6 Sitzungsteilnahme des Vorstands	§ 6 Participation of the Management Board in Meetings

Die Mitglieder des Vorstands nehmen an den Sitzungen des Aufsichtsrates teil, wenn der Vorsitzende des Aufsichtsrats nichts anderes bestimmt. Zu den Ausschußsitzungen können auf Veranlassung des betreffenden Ausschusses Vorstandsmitglieder hinzugezogen werden.
The members of the Management Board shall participate in the meetings of the Supervisory Board unless the Chairman determines otherwise. Members of the management board may take part in committee meetings upon request by the respective committee.

§ 7 Konfliktklausel	§ 7 Conflict Clause
Im Falle eine Konfliktes zwischen dieser Geschäftsordnung und der Satzung der Gesellschaft geht die Satzung vor.	In the event of a conflict between these Rules of Procedure and the Articles of Association, the Articles of Association shall prevail.
§ 8 Änderungen dieser Geschäftsordnung	§ 8 Amendments to these Rules of Procedure

Änderungen dieser Geschäftsordnung können vom Aufsichtsrat jederzeit mit einfacher Mehrheit der abgegebenen Stimmen beschlossen werden und sollen den Vorstandsmitgliedern schriftlich mitgeteilt werden.
Amendments to these Rules of Procedure may be resolved by the Supervisory Board at any time by simple majority of the votes cast and shall be notified to the members of the Management Board in writing.
§ 9 Vorrang der deutschen Fassung	§ 9 Prevailing of German Version
Für sämtliche rechtlichen Zwecke einschließlich der Auslegung dieser Geschäftsordnung ist ausschließlich die deutsche Fassung maßgebend.	For any legal purposes including the interpretation of this Rules of Procedure, only the German version shall be authoritative.